Conformed

           UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                       Washington, D. C.  20549


                               Form 8-K




                             CURRENT REPORT



              Pursuant to Section 13 or 15(d) of the Securities
                          Exchange Act of 1934



Date of Report (date of earliest event reported) April 24, 1997


                      Beneficial Corporation
        (Exact name of registrant as specified in its charter)


        Delaware                1-1177             51-0003820
(State or other jurisdic-    (Commission         (IRS Employer
tion of incorporation)       File Number)     Identification No.)


301 North Walnut Street, Wilmington, Delaware           19801
(Address of principal executive offices)             (Zip Code)

Registrant's telephone number, including area code (302)425-2500


                            No Change
     (Former name or former address, if changed since last report)



Item 5.  Other Events.


          The following is the text of a press release of Beneficial Corporation, issued on April 24, 1997:

          BENEFICIAL CORPORATION REPORTS STRONG FIRST-QUARTER
                  EARNINGS AGAINST PRIOR-YEAR RECORD

          EARNINGS DECLINE 6% TO $100.7 MILLION FROM ALL-TIME
         QUARTERLY EARNINGS RECORD OF $107.4 MILLION ACHIEVED
                     IN THE FIRST QUARTER OF 1996

            EARNINGS PER SHARE FALL 8% TO $1.80 FROM $1.96

             - Quarterly Earnings are the Second Highest
               for any Quarter in Beneficial's History -

WILMINGTON, Del. -- Beneficial Corporation (NYSE: BNL) today reported first-quarter earnings of $100.7 million, down 6% from earnings of $107.4 million in the first quarter of 1996. Comparable earnings per share declined 8% to $1.80 from $1.96 in the 1996 period. 1996 earnings were the highest quarterly earnings for any quarter in Beneficial's history, while 1997 profits represent the second highest quarterly earnings level ever achieved.

1996 quarterly earnings benefited from $48.3 million in net aftertax profits ($80.5 million pretax) from the tax refund anticipation loan
(RAL) business, while this year's quarter enjoyed RAL aftertax profits of $42.1 million ($70.1 million pretax). In addition, the 1996 quarter benefited from an $8.4 million net aftertax gain related to the sale of an annuity block of business by the Company's life insurance subsidiary. Removing the gain from the annuity sale and total RAL profits from both years, earnings of the remainder of Beneficial's business increased 16% in this year's quarter.

"We are pleased to report the second highest quarterly earnings in Beneficial's history," said Finn M. W. Caspersen, chairman and chief executive officer. "As anticipated, RAL profits were lower than the particularly high level of 1996, which benefited from very strong collections on loans previously written off during the 1995 season. Nevertheless, RAL earnings will be strong for the year, and should exceed plan.

"Of particular importance, results were driven by a strong recovery in earnings at Beneficial National Bank USA (BNB USA), our private-label credit card bank, as lending spreads widened appreciably. Additionally, operations were marked by continuing strong internal receivables growth in our North American loan office system, coupled with healthy commensurate credit insurance earnings.

Caspersen concluded, "Operating fundamentals for Beneficial Corporation remain strong. We remain highly optimistic about full-year earnings prospects, and expect another record year."

Total managed receivables at March 31 were $16,735 million, representing a decline of $126 million during the first quarter, compared to an increase of $332 million during the first quarter of 1996. However, much of the current-year decline in managed receivables is due to the distortion of foreign exchange translation in the environment of a much stronger U.S. dollar. Before the impact of foreign exchange, current-year managed receivables declined only $33 million.

The current-year decline in receivables also reflects the anticipated significant paydown of maturing same-as-cash portfolio tranches at BNB USA. BNB USA's receivables declined $222 million during the quarter, compared to a gain of $151 million a year earlier. Conversely, internally generated earning asset growth was strong. Internally generated receivables growth in the North American loan office system was $121 million in the first quarter of 1997, compared to net runoff of $41 million during the first quarter of 1996. Portfolio acquisitions had added $234 million to the 1996 quarter's total growth, while contributing only $44 million this year.

First-quarter net chargeoffs increased to $92.9 million from $69.5 million in the first quarter of 1996. As an annualized percentage of average owned receivables, net chargeoffs increased to 2.53% from 1.98% a year earlier, and as a percentage of average managed receivables increased to 2.23% from 1.84% in the 1996 quarter. However, the chargeoff rate declined from the fourth-quarter 1996 level of 2.75% on an owned basis and 2.37% on a managed basis.

Continuing the trend of recent quarters, chargeoffs reflect the increased proportion of higher-yielding unsecured loans in the overall portfolio, as well as the continuing expected maturing of the BNB USA private-label credit card portfolio.

All owned receivables delinquent two months and greater on a contractual basis increased to 3.70% from 3.16% a year earlier and 3.38% at December 31, 1996. Examining delinquency of all managed receivables exhibits a similar pattern as managed delinquency increased to 3.58% at March 31, up from 3.15% a year earlier and 3.20% at year-end 1996. The modest increase in delinquency from the year-end level reflects the normal seasonal pattern for delinquency to increase during the first quarter.

At March 31 the allowance for credit losses was $494.5 million, or 3.35% of outstanding owned receivables, compared to $498.2 million, or 3.40% of outstanding owned receivables at year-end, and $423.2 million, or 3.05% of receivables at March 31, 1996.

Beneficial Corporation is a $17 billion, New York Stock Exchange-listed financial services holding company. Subsidiaries of the Company provide financial services through their various consumer-finance, credit-card, banking and insurance operations located throughout the United States, Canada, the United Kingdom, Ireland, and Germany.



                               SIGNATURES


          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   BENEFICIAL CORPORATION
                                        (Registrant)

                              By /s/ Samuel F. McMillan
                                 Samuel F. McMillan
                                 Senior Vice President
                                   and Treasurer



Dated:  April 24, 1997